                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): June 1, 2006

                             MIV THERAPEUTICS, INC.
             (Exact name of registrant as specified in its charter)

           NEVADA                   000-30453                       n/a
(State or other jurisdiction      (Commission                  (IRS Employer
      of incorporation            File Number)               Identification No.)

               1-8765 ASH STREET, VANCOUVER, B.C., CANADA V6P 6T3
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (604) 301-9545

                                       n/a
          (Former name or former address, if changes since last report)

SECTION 4. MATTERS RELATED TO ACCOUNTANTS AND FINANCIAL STATEMENTS

Item 4.01 Changes in Registrant's Certifying Accountant
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Dale Matheson Carr-Hilton LaBonte, Chartered Accountants (the "New Accountant") has been engaged as the independent registered accounting firm for MIV Therapeutics, Inc. (the "Company") effective June 6, 2006 and until the New Accountant chooses to resign or the Company chooses to dismiss them. Dale Matheson Carr-Hilton LaBonte replaces Ernst & Young (the "Former Accountant") as principal independent accountants as of June 6, 2006. The decision to change accountants has been approved by the Company's board of directors.

The Former Accountant's reports on the Company's consolidated financial statements for each of the past two fiscal years ended May 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except as indicated in the following paragraph.

The Former Accountant's reports on the consolidated financial statements of the Company for each of the past two fiscal years ended May 31, 2005 and 2004 contained a separate paragraph stating that " In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations. Management believes that its current and future plans enable it to continue as a going concern. These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements."

In connection with the audits of the two most recent fiscal years ended May 31, 2005 and 2004 and through the subsequent interim period ending February 28, 2006, there were no disagreements with the Former Accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of the Former Accountant would have caused them to make reference thereto in their reports on the financial statements for such years.

In connection with the audits of the two most recent fiscal years ended May 31, 2005 and 2004 and through the subsequent interim period ending February 28, 2006, there have been no reportable events as defined in paragraphs (a)(1)(v)(A) through (D) of Item 304 of Regulation S-K.

The Company has provided the Former Accountant with a copy of the foregoing disclosures and has requested in writing that the Former Accountant furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosures. A copy of such letter will be filed as an exhibit to an amended report on Form 8-K in accordance with Item 601 of Regulation S-K when it is received.

The Company has not consulted the New Accountants on the application of accounting principles to a specific completed or contemplated transaction, or on the type of audit opinion that might be rendered on the Company's financial statements, and neither written nor oral advice has been provided by the New Accountants that was an important factor considered by the Company in reaching any decision as to accounting, auditing or financial reporting issues.

The Company has requested the New Accountants review the foregoing disclosure and has provided the accountant the opportunity to furnish the Company with a letter addressed to the Commission containing any new information, clarification of the Company's view, or the respects in which it does not agree with the statements made in response to this item. A copy of such letter has been filed as an exhibit to this report in accordance with Item 601 of Regulation S-K.

SECTION 5.  CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Principle Officer; Appointment of Directors;
--------------------------------------------------------------------------------
          Appointment of Principle Officers
          ---------------------------------

On June 1, 2006 Mark Landy was appointed to the Board of Directors, to hold office until his successor is duly appointed or elected. The Company announced Mr. Landy was also to become President via a press release on April 4, 2006 at which time the Company accepted the resignation of Alan Lindsay as President. Mr. Lindsay remains the Company's Chairman and CEO.

Mark Landy is an accomplished medical device analyst with nine years of sell-side, buy-side and capital venture experience.

Since 2004, Mr. Landy has been a Senior Research Analyst with Susquehanna Financial Group in Atlanta, Georgia. He established the Company's Medical Supplies and Device Research group and was ranked as the Firm's top healthcare analyst by institutional clients in 2005 and 2004.

From 2001 to 2004, Mr. Landy was a Director and Senior Research Analyst (Medical Devices) with Leerink Swann & Company in Boston.

Mr. Landy obtained a Bachelor of Business Administration from the University of Pennsylvania Wharton School of Business in 1996, and a Doctor of Dental Surgery from the University of Witwatersrand in Johannesburg, South Africa, in 1991.

SECTION 9. FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits
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The following exhibits are furnished as part of this report:

16.1 Letter from Dale Matheson Carr-Hilton LaBonte, Chartered Accountants dated June 7, 2006 regarding the change in the Company's Certifying Accountant.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                    MIV THERAPEUTICS, INC.
                                                    a Nevada Corporation



Dated:  June 5, 2006                                /s/ Pat McGowan
                                                    ---------------------------
                                                    Pat McGowan
                                                    Chief Financial Officer